                            IVIVI TECHNOLOGIES, INC.
                               224 PEGASUS AVENUE
                               NORTHVALE, NJ 07647


                                                   January 15, 2010


Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

         Re:      Ivivi Technologies, Inc. (the "Company")
                  Revised Preliminary Proxy Statement on Schedule 14A Filed January 12, 2010
                  File No. 001-33088


Ladies and Gentlemen:

         In connection with the above-captioned Proxy Statement on Schedule 14A, the Company hereby acknowledges that:

         o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

         o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                             Very truly yours,

                                             IVIVI TECHNOLOGIES, INC.

                                             By:/s/ Steven M. Gluckstern
                                                -------------------------
                                                Steven M. Gluckstern
                                                Chairman of the Board, President
                                                     Chief Executive Officer and
      Chief Financial Officer